Exhibit 12.1

BURLINGTON NORTHERN SANTA FE CORPORATION and SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In millions, except ratio amounts)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
		(As Adjusted)[a]

Earnings:

Income before income taxes	$568	$663

Add:
Interest and other fixed charges, excluding capitalized interest	121	121

Reasonable approximation of portion of rent under long-term operating leases
representative of an interest factor	69	62

Distributed income of investees accounted for under the equity method	1	–

Amortization of capitalized interest	–	1

Less: Equity in earnings of investments accounted for
under the equity method	3	4

Total earnings available for fixed charges	$756	$843

Fixed charges:

Interest and fixed charges	$123	$124

Reasonable approximation of portion of rent under long-term operating leases
representative of an interest factor	69	62

Total fixed charges	$192	$186

Ratio of earnings to fixed charges	3.94x	4.53x

[a]Prior year numbers have been adjusted for the retrospective adoption of FSP AUG AIR-1, Accounting for Planned Major Maintenance Activities. See Note 1 of the Consolidated Financial Statements for additional information.

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